UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 27, 2006
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 27, 2006, the Board of Directors of The Hershey Company (the "Company") approved amendments to the Company's Executive Benefits Protection Plan (Group 3A), effective December 29, 2006. The amendments were contained in an amended and restated plan, called “The Hershey Company Executive Benefits Protection Plan (Group 3A) Amended and Restated as of December 29, 2006” (the "Plan"). The Plan, which is intended to provide certain benefits upon a Change in Control and severance benefits upon a termination of employment to specified Executives, was amended to:

•
change the definition of Annual Bonus upon which certain benefits are determined to the greater of (i) the highest bonus amount paid or deferred in any of the three (3) years preceding a Change in Control or (ii) the current target bonus amount payable in the year of termination from employment;

•	eliminate performance stock unit ("PSU") awards from the formula for determining the amount of severance benefits;

•	provide that eligibility for coverage under the Plan shall be determined by the Compensation and Executive Organization Committee of the Board of Directors in its sole discretion;

•
eliminate as a factor for determining whether termination from employment was by the Executive for Good Reason in connection with a Potential Change in Control or Change in Control an event which requires the Executive to relocate to a different office;

•
eliminate the Plan's provision of severance benefits to the Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Senior Vice President, General Counsel and Secretary of the Company, the Vice President, Strategy and Innovation, or the Senior Vice President, Human Resources and Corporate Affairs in the case of a voluntary termination following a Change in Control;

•	provide a minimum of twelve (12) months of severance benefits where the normal three (3) years of benefits are limited because of the Executive's proximity to his or her Mandatory Retirement Age;

•
fully vest outstanding PSU awards that are in the first and second year of their performance cycle at the time in which a Change in Control occurs and prorate outstanding PSUs that are in the first year of the performance cycle at the time of a Change in Control;

•
provide immediate vesting under The Hershey Company Amended and Restated (2007) Supplemental Executive Retirement Plan, The Hershey Company Deferred Compensation Plan, The Hershey Company Retirement Plan, and The Hershey Company 401(k) Plan upon a Change in Control;

•	modify the Plan's pension benefits provisions to reflect recent changes made to the Company's retirement plans under the WorkLife Invest Program (announced October 10, 2006);

•
provide for the payment of the Plan's pension benefits only to Executives who terminate from employment within two (2) years following a Change in Control, provided such termination is not on account of death or Disability, by the Company for Cause, or by the Executive without Good Reason;

•
provide for the payment of Financial Counseling and Tax Preparation Services for a two (2) year period to Executives who terminate from employment within two (2) years following a Change in Control, provided such termination is not on account of death or Disability, by the Company for Cause, or by the Executive without Good Reason;

•	eliminate the Relocation Allowance payable under the Plan;

•
change Plan provisions to comply with the requirements under Internal Revenue Code section 409A, including the requirement that the distribution of benefits to a Key Employee be delayed for at least six (6) months after the Key Employee's separation from service.

These changes impact the benefits of all of the Company’s executive officers, including Richard H. Lenny, the Company’s Chairman of the Board, President and Chief Executive Officer. Mr. Lenny has consented to these changes pursuant to a provision in his Executive Employment Agreement (“Agreement”) that would have provided him the right, absent his consent, to terminate the Agreement for Good Reason (as that term is defined in the Agreement).
Compensation and benefit plans for all employees, including executives, are continually reviewed for legal compliance and benchmarked with peer companies. In connection with a review of the Plan for compliance with the requirements of Internal Revenue Code section 409A, the Company's Board of Directors made other changes to bring executive severance in the event of a Change in Control of the Company more in line with benchmarks and with stockholder expectations.

The foregoing description of the Executive Benefits Protection Plan (Group 3A) Amended and Restated as of December 29, 2006 is qualified by reference to the plan document, a copy of which is attached hereto as Exhibit 10.1, and incorporated by reference herein. The description of Mr. Lenny’s Executive Employment Agreement is qualified by reference to the Agreement, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2001, and the Amendment to Executive Employment Agreement filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed October 10, 2006.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits
	10.1	Executive Benefits Protection Plan (Group 3A) Amended and Restated as of December 29, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January  3, 2007

THE HERSHEY COMPANY
By: /s/ Burton H. Snyder
Burton H. Snyder Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Benefits Protection Plan (Group 3A) Amended and Restated as of December 29, 2006